David Buckley	Dennis Shogren	Dan Matsui/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8889	(951) 943-8800	(310) 208-2550

MODTECH HOLDINGS INC.
REPORTS FOURTH-QUARTER, TWELVE-MONTH 2005 RESULTS
24% Revenue Growth for Quarter, Year;
Legacy-Project Costs, Interest and Other Expenses Impact Operating, Net results

Perris, Calif.—March 15, 2006—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for fourth quarter and twelve months ended December 31, 2005.

Revenues for the quarter rose 24% to $55.9 million from $45.2 million in fourth-quarter 2004, due primarily to higher sales in Florida and Texas and continuing focus on new products and markets. Cost of sales was $60.1 million versus $48.4 million for fourth-quarter last year. Gross loss for the quarter was $4.2 million, compared to a gross loss of $3.2 million in fourth-quarter 2004. The loss in the fourth quarter of 2005 is attributable to two school projects bid in late 2003 before the restructuring of operations began in late 2004 and to two other Florida projects that incurred additional site costs due to issues with field management.

Sales, general, and administrative (SG&A) expenses for the quarter were $4.9 million, compared to $3.5 million in fourth-quarter 2004. The increase in SG&A was due primarily to incremental administrative costs associated with Sarbanes-Oxley compliance, increased legal expenses and adjustments to our bad-debt reserves. Operating losses for the quarter were $9.1 million, compared to operating losses of $6.7 million in fourth-quarter 2004.

Net loss for fourth-quarter 2005 was $9.0 million, or 53 cents per share on 16.9 million weighted-average shares outstanding, compared to a net loss of $12.0 million, or 86 cents per share on 13.9 million weighted-average shares outstanding, for fourth-quarter 2004.

Revenues for 2005 rose 24% to $230 million, compared to $185 million in 2004, due primarily to strong sales growth in Florida (up 120% to $53.7 million) and Texas (up 55% to $19 million) and an 8% increase to $128 million in sales in California. Higher sales in Florida were due to continuing growth in the education market and projects resulting from hurricane damage from storms in both 2004 and 2005. The increase in sales in Texas was the result of higher demand from dealers in the fourth-quarter in response to hurricanes Katrina and Rita. In California, sales of relocatable and permanent modular classrooms increased 13% to $107 million because school projects in the unusually high backlog from 2004 were completed during 2005 as the backlog was worked down to an historically normal level.

Cost of sales for 2005 was $221 million, compared to $188 million in 2004. Volume accounted for the largest component of the increased cost of sales. In addition, there was $13.5 million attributable to project cost overruns and adjustments for underbid projects and $1.2 million associated with the closure of two factories in California. Gross profit for the year improved by $11.8 million to $8.9 million from a gross loss of $2.9 million in 2004.

SG&A expenses for 2005 were $15.9 million, compared to $14.5 million in 2004, and included costs related to Sarbanes-Oxley compliance and higher sales volume. Operating losses for 2005 narrowed to $7.0 million from $16.7 million in 2004.

Net interest expense for 2005 increased to $8.7 million, from $2.8 million in 2004, due to higher interest rates, higher average revolver balances caused by operating losses during 2005, amortization of debt issuance costs of $1.0 million, and accretion of convertible debt discount in the amount of $1.1 million. In addition, $2.0 million in interest-related expenses was incurred as a result of loan covenant violations. Management believes net interest expenses will be lower in 2006 due to anticipated lower debt, lower interest rates, and avoidance of covenant violations and related penalties because of the refinancing of the current credit facility which management is now negotiating.

Net loss for 2005 was $21.1 million, or $1.35 per share on 15.7 million weighted-average shares outstanding, and included $8.7 million, or 55 cents per share, in net interest expenses and $5.8 million, or 37 cents per share, in non-cash losses to account for embedded derivatives related to the Company's convertible notes and related warrants. These embedded derivative increases were caused by the general rise of the Company's stock price during the year. Net loss for 2004 was $18.5 million, or $1.35 per share on 13.9 million weighted-average shares outstanding, and included $2.8 million in net interest expenses. No tax benefit was recorded in 2005 and only $0.1 million was recorded in 2004.

Modtech President and Chief Executive David Buckley commented: “We experienced a significant increase in demand during 2005 while focusing on several initiatives to improve our performance. While we were modestly successful in our turn around efforts this year, demonstrated by the $11.8 million improvement in gross margins, we still incurred significant cost overruns on a handful of projects including certain projects bid in 2003 before the implementation of our current controls and projects in Florida impacted by poor project management. These projects also consumed a great deal of our time and efforts.

“We began 2005 with a backlog dominated by complex, difficult-to-build schools in California that typically had a large scope, with a great deal of site-related work. Through our controls, our marketing, and our sales efforts, we have replaced the larger, more complex projects with smaller, standard projects. As a result, our risks have come down, our throughput has gone up, and we have worked off the older, larger, more complex backlog.”

Buckley further stated: “Our issues as a company were many, and they were distributed throughout our processes, starting with sales and estimating, through engineering, manufacturing, and into the field work. Now that we have largely worked through our major issues and difficult projects, we can increase our focus on accelerating positive change for the business. A part of this change is the business restructuring we are currently launching. This restructuring will split off the engineering and manufacturing operations from the field operations which will focus on setting and sealing our units in the field. This unit will then hand off the project to one of our construction management affiliates who will then manage the on-site component of the project. With this model, we will minimize our risks, we will allow each sector to focus in on their respective areas of responsibility, and we will enable each segment to grow profitably."

Buckley concluded: “We encountered some unanticipated issues in the 4th Quarter that we have effectively addressed. Some of these issues were holdovers from previous years, and some were issues with our former Florida management group that were brought to light because of the controls that we have in place. Where changes to personnel and processes were necessary, these changes have been made. We recognized the need to close out the past in 2005, and our efforts were focused on that task. It is our belief that the problems of 2003 through 2004 are now behind us, and we can now focus on delivering the results that all of us expect from this company.”

Modtech Chief Financial Officer Dennis Shogren remarked: “Aside from the specific project issues we have already discussed, we began to see improving efficiency and productivity in the 4th quarter. The operating metrics we monitor weekly also indicate the company’s turnaround is moving forward. While operating losses for 2005 resulted in $8.2 million in cash used for operations, it was a slight improvement over the $9.1 million used for operations in 2004. Our negative cash flow was also impacted by cash penalties associated with delays in filing our S-1 registration statement and covenant violations on our senior debt that we have previously discussed.

“Regarding our senior debt, we are pleased to be in the final stages of negotiation with a new conventional lender to replace our current senior lender and to obtain certain amendments to our convertible note that are related to the change in our senior lender,” Shogren continued. “The new senior asset-based debt will carry more favorable terms regarding interest and financial covenants than our current senior debt. While we are optimistic that we will complete the refinancing shortly, there is no assurance that we will be successful in obtaining the amendments to our convertible note or close the new senior debt. Additionally, with respect to cash, we expect to spend approximately $4.0 million for capital projects in 2006 with an emphasis on equipment which will enhance productivity and infrastructure improvements including new general ledger and engineering software.

“We continue to project revenues of $250 million with a gross margin of 12% for the full year in 2006," said Shogren. “We will see our traditional cycle with a slower first and fourth quarter and the second and third quarters being the largest and most profitable.

"Recent rule changes by the SEC changed our status to a non-accelerated filer. We plan to file our Form 10-K by the March 31, 2006, deadline for non-accelerated filers," Shogren added.

Teleconference Information:
At 1:30 p.m. PST (4:30 p.m. EST) today the company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the Investor Relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PST today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 6277625.

About Modtech Holdings, Inc.
Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

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MODTECH HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2005 and 2004

	2005	2004
Net sales	$230,324,000	$185,194,000
Cost of goods sold	221,376,000	188,114,000
Gross profit (loss)	8,948,000	(2,920,000)
Selling, general, and administrative expenses	15,920,000	14,495,000
(Gain) loss on sale of property and equipment	(6,000)	(745,000)
Covenant amortization	25,000	29,000
(Loss) income from operations	(6,991,000)	(16,699,000)
Other (expense) income:
Interest expense	(9,028,0000)	(2,867,000)
Interest income	358,000	31,000
Loss on warrant and embedded derivatives	(5,804,000)	—
Other, net	361,000	881,000
	(14,113,000)	(1,955,000)
(Loss) income before income taxes	(21,104,000)	(18,654,000)
Income tax benefit (provision)	—	108,000
Net (loss) income	(21,104,000)	(18,546,000)

Series A preferred stock dividend	—	221,000
Net (loss) income applicable to common shareholders	$(21,104,000)	$(18,767,000)

Basic (loss) earnings per common share	$(1.35)	$(1.35)
Basic weighted-average shares outstanding	15,682,357	13,949,372
Diluted (loss) earnings per common share	$(1.35)	$(1.35)
Diluted weighted-average shares outstanding	15,682,357	13,949,372

Selected Quarterly Financial Information (Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2005:
Net sales	$55,913,000	$65,576,000	$58,297,000	$50,538,000
Gross (loss) profit	(4,226,000)	4,771,000	6,081,000	2,322,000
Net (loss) income	(8,972,000)	(10,656,000)	2,656,000	(4,132,000)
(Loss) earnings per common share:
Basic	$(0.53)	$(0.66)	$0.18	$(0.28)
Diluted	(0.53)	(0.66)	0.18	(0.28)
2004:
Net sales	$45,207,000	$55,950,000	$54,628,000	$29,409,000
Gross (loss) profit	(3,213,000)	(3,023,000)	3,546,000	(230,000)
Net (loss) income	(11,965,000)	(5,639,000)	759,000	(1,701,000)
(Loss) earnings per common share:
Basic	$(0.86)	$(0.41)	$0.05	$(0.12)
Diluted	(0.86)	(0.41)	0.05	(0.12)
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